EXHIBIT 10.32

Performance-Based Restricted Share Units

EXHIBIT A

INTERLINE BRANDS, INC.

2004 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”), is made and entered into effective as of the 20th day of October, 2008 (hereinafter the “Date of Grant”), between Interline Brands, Inc., a New Jersey corporation (the “Company”), and Kenneth D. Sweder (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Interline Brands, Inc. 2004 Equity Incentive Plan (the “Plan”), pursuant to which awards of Restricted Share Units may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Share Units as provided herein and subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.     Grant of Restricted Share Units.  The Company hereby grants on the Date of Grant, to the Participant a total of 40,551 Restricted Share Units (the “Award”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.  Such Restricted Share Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”).  On any given date, the value of each Restricted Share Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock.  The Award shall vest and settle in accordance with Section 3 hereof.

2.     Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.     Terms and Conditions.

(a)           Vesting, Settlement and Forfeiture.  Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued service to the Company, the Award shall vest and become non-forfeitable as follows:

(i)            Performance-Based Vesting.  The Award shall become vested on the date (the “Performance-Based Vesting Date”) that is the earliest to occur of the following:

(A)          the fourth anniversary of the Date of Grant, provided that (1) the average daily closing price of a share of Common Stock during any 20-consecutive-trading-day period commencing on or after the Date of Grant (“Average Closing Price”) equals or exceeds $32.50 prior to the fourth anniversary of the Date of Grant; and (2) the Participant’s employment has not terminated prior to the fourth anniversary of the Date of Grant; or

(B)           the date (the “Residual Vesting Date”) that is the later of (1) the date on which the Average Closing Price equals or exceeds $35.00 and (2) the fifth anniversary of the Date of Grant, provided that the Participant’s employment has not yet terminated as of the Residual Vesting Date, and provided further that the Residual Vesting Date occurs not later than the seventh anniversary of the Date of Grant.  For the avoidance of doubt, the Award shall not vest under this Section 3(a)(i)(B), unless and until the conditions described in both clause (1) and clause (2) hereof are satisfied.

(ii)           As soon as is administratively practicable (but in no event later than 14 days) following the Performance-Based Vesting Date,  the Company shall (i) issue and deliver to the Participant one share of Common Stock for each Restricted Share Unit subject to the Award (the “RSU Shares”) (and, upon such settlement, the Restricted Share Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company.

(iii)          Forfeiture of Unvested Award.  If the Award does not vest on or before the seventh anniversary of the Date of Grant, the Restricted Share Units shall be irrevocably forfeited without consideration and the shares of Common Stock representing such unvested amount may be used for other Awards under the Plan.

(b)           Restrictions.  The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution) and may not be subject to lien, garnishment, attachment or other legal process.  The Participant acknowledges and agrees that, with respect to each Restricted Share Unit credited to his

Account, he has no voting rights with respect to the Company unless and until each such Restricted Share Unit is settled in RSU Shares pursuant to Section 3(a) hereof.

(c)           Effect of Termination of Employment or Change in Control.

(i)              Except as otherwise provided in this Section 3(c), if the Participant’s employment with the Company terminates prior to the Performance-Based Vesting Date for any reason, any unvested Restricted Share Units shall be forfeited without consideration to the Participant.

(ii)           Upon the termination of Participant’s employment with the Company due to his death or by the Company due to his Disability, all unvested Restricted Share Units shall vest and be settled in shares of Common Stock as soon as reasonably practicable (but in no event later than 14 days) following the date of termination.

(iii)          Upon (x) the termination of the Participant’s employment without Cause or (y) the Participant’s voluntary termination for “Good Reason” (as that term is defined in a written employment agreement between the Participant and the Company in effect at the date of termination, it being understood that if there is no such employment agreement, or if the employment agreement does not contain a definition of Good Reason, then Good Reason shall be inapplicable for purposes of this Agreement), in either case provided that the Applicable Target has been achieved, all unvested Restricted Share Units shall vest and be settled in shares of Common Stock as soon as reasonably practicable (but in no event later than 14 days) following the date of termination.  The “Applicable Target” means:  (1) if termination of employment occurs on or prior to the fourth anniversary of the Date of Grant, the Average Closing Price equals or exceeds $32.50 prior to the date of termination; or (2) if termination occurs after the fourth anniversary and on or prior to the seventh anniversary of the Date of Grant, the Average Closing Price equals or exceeds $35.00 prior to the date of termination.

(iv)          Upon the termination of the Participant’s employment for Retirement (as defined below), any unvested Restricted Share Units shall vest on the applicable date on which they would otherwise have vested (if at all) in accordance with Section 3(a) had the Participant’s employment not so terminated, and such Restricted Share Units shall be settled in shares of Common Stock as soon as reasonably practicable (but in no event later than 14 days) following such applicable date.

For purposes of this Agreement, Retirement shall mean the voluntary termination of a Participant’s employment by the Company after the Participant is fifty-five (55) years of age and has at least ten (10) years of service with the Company.

Notwithstanding anything in the Plan to the contrary, if a Change in Control occurs prior to the Participant’s termination of employment, then any unvested Restricted Share

Units outstanding immediately prior to the Change in Control shall vest and be settled in shares of Common Stock (or the cash equivalent thereof) as soon as reasonably practicable (but in no event later than 14 days) following the Change in Control.

(d)           Dividends.  If on any date dividends are paid on shares of Common Stock (“Shares”) underlying the Award (the “Dividend Payment Date”), then the number of Restricted Share Units credited to the Account shall, as of the Dividend Payment Date, be increased by that number of Restricted Share Units equal to: (a) the product of (i) the number of Restricted Share Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee) divided by (b) the Fair Market Value of a Share on the Dividend Payment Date.  Such additional Restricted Share Units shall also be subject to the restrictions in Section 3(b) and the other terms and conditions of this Agreement.

(e)           Taxes and Withholding.  Upon the settlement of the Award in accordance with Section 3(a) or Section 3(c) hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate.  Upon the settlement of the Award in RSU Shares, the Participant shall be required as a condition of such settlement to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of RSU Shares having a Fair Market Value equal to the amount of such withholding; provided, further, that the number of RSU Shares that may be so withheld by the Company shall be limited to that number of RSU Shares having an aggregate Fair Market Value on the date of such withholding equal to the aggregate amount of the Participant’s income, payroll and social tax liabilities based upon the applicable minimum withholding rates.

(f)            Rights as a Stockholder.  Upon and following the Performance-Based Vesting Date (or the vesting date under Section 3(c), if applicable), the Participant shall be the record owner of the RSU Shares settled upon such date unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the shares.  Prior to the Performance-Based Vesting Date (or the vesting date under Section 3(c), if applicable), the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Share Units.

4.     Miscellaneous.

(a)           General Assets.  All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company, Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b)           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Interline Brands, Inc.
200 East Park Drive, Suite

Mt. Laurel, NJ 08054

Attention: Annette Ricciuti

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)           No Rights to Service.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as a consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e)           Bound by Plan.  By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(f)            Beneficiary.  The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(g)           Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h)           Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(i)            Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(j)            Consent to Jurisdiction.  Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of any state or federal court serving Duval County, Florida over any dispute arising out of or relating to this Agreement.

(k)           Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l)            Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
Name: Michael J. Grebe
Title: Chairman & Chief Executive Officer

/s/ Kenneth D. Sweder
Kenneth D. Sweder